Exhibit 10.31

FORM OF

COMPANY SPONSOR STOCKHOLDERS AGREEMENT

DATED AS OF [●], 2019

AMONG

REPAY HOLDINGS CORPORATION

AND

CC PAYMENT HOLDINGS, L.L.C.

i

COMPANY SPONSOR STOCKHOLDERS AGREEMENT

This Company Sponsor Stockholders Agreement is entered into as of [●], 2019 by and among Repay Holdings Corporation, a Delaware corporation and the successor to Parent (as defined below) (together with Parent to the extent applicable, the “Company”), CC Payment Holdings, L.L.C. each of the other parties from time to time party hereto (each, a “Stockholder” and collectively, the “Stockholders”).

RECITALS:

WHEREAS, Thunder Bridge Acquisition Ltd., a Cayman Islands exempted company (“Parent”), TB Acquisition Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), Hawk Parent Holdings LLC, a Delaware limited liability company (together with the successor thereto upon the consummation of the Merger (as defined below), “Opco”) and, solely in its capacity as the Company Securityholder Representative thereunder, CC Payment Holdings, L.L.C., a Delaware limited liability company, have entered into that certain Agreement and Plan of Merger (as amended, the “Merger Agreement”), dated as of January 21, 2019, pursuant to which Merger Sub will merge with and into Opco (the “Merger”) with Opco being the surviving limited liability company; and

WHEREAS, in connection with the Merger, the Company and the Stockholders wish to set forth certain understandings between such parties, including with respect to certain governance matters.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I.
INTRODUCTORY MATTERS

1.1 Defined Terms.  In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof.

“Agreement” means this Company Sponsor Stockholders Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

“Class I Director” has the meaning set forth in the Organizational Documents of the Company.

“Class II Director” has the meaning set forth in the Organizational Documents of the Company.

“Class III Director” has the meaning set forth in the Organizational Documents of the Company.

“Common Stock” means the shares of Class A Common Stock, par value $0.0001 per share, of the Company, and any equity securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction. For the avoidance of doubt, for purposes of determining whether a Person Beneficially Owns Common Stock of the Company under this Agreement, such Person’s ownership will include any limited liability company units of Opco which such Person can exchange into shares of Common Stock pursuant to the Second Amended and Restated Limited Liability Company Agreement of Opco and the Exchange Agreement (as defined in the Merger Agreement).

“Company” has the meaning set forth in the Preamble.

“Confidential Information” means any information concerning the Company or its Subsidiaries that is furnished after the date of this Agreement by or on behalf of the Company or its designated representatives to a Stockholder or its designated representatives, together with any notes, analyses, reports, models, compilations, studies, documents, records or extracts thereof containing, based upon or derived from such information, in whole or in part; provided, however, that Confidential Information does not include information:

(i)	that is or has become publicly available other than as a result of a disclosure by a Stockholder or its designated representatives in violation of this Agreement;

(ii)	that was already known to a Stockholder or its designated representatives or was in the possession of a Stockholder or its designated representatives, in either case without an obligation of confidentiality to the Company or its Affiliate, prior to its being furnished by or on behalf of the Company or its designated representatives;

(iii)	that is received by a Stockholder or its designated representatives from a source other than the Company or its designated representatives; provided, that the source of such information was not actually known by such Stockholder or designated representative to be bound by a confidentiality agreement with, or other contractual obligation of confidentiality to, the Company or its Affiliate;

(iv)	that was independently developed or acquired by a Stockholder or its designated representatives or on its or their behalf, in any case without the violation of the terms of this Agreement or the use of or reference to any Confidential Information; or

(v)	that a Stockholder or its designated representatives is required, in the good faith determination of such Stockholder or designated representative, to disclose by applicable law, regulation or legal process; provided, that such Stockholder or designated representative (A) to the extent permitted by applicable law, notifies the Company reasonably in advance of any such disclosure, (B) reasonably cooperates (at the Company’s sole expense) with the Company in any reasonable efforts taken by the Company to prevent or limit such disclosure and (C) otherwise takes reasonable steps to minimize the extent of any such required disclosure; provided, further, that the requirements of the foregoing proviso shall not be required where disclosure is made in connection with a routine audit or examination by a regulatory or self-regulatory authority, bank examiner or auditor and such audit or examination does not specifically reference the Company or this Agreement.

“Control” (including its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“Corsair Designator” means, as of the date hereof, CC Payment Holdings, L.L.C., and thereafter any group of Corsair Entities collectively then holding of record a majority of Common Stock Beneficially Owned by all Corsair Entities.

“Corsair Designee” has the meaning set forth in Section 2.1(c) hereof.

“Corsair Entities” means CC Payment Holdings, L.L.C. and its Affiliates and their respective successors.

“Director” means any director of the Company from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Information” has the meaning set forth in Section 3.1 hereof.

“Initial Board” means the Board of Directors of the Company immediately following the consummation of the transactions contemplated by the Merger Agreement as approved by the applicable stockholders of the Company.

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“Neutral Director” has the meaning set forth in Section 2.1(c) hereof.

“New Neutral Director” has the meaning set forth in Section 2.1(c) hereof.

“NewCo has the meaning set forth in Section 4.2 hereof.

“Non-Recourse Party” has the meaning set forth in Section 5.14 hereof.

“Opco” has the meaning set forth in the Recitals.

“Organizational Documents” means: (1) the articles or certificate of incorporation and the bylaws of a corporation; (2) the partnership agreement and any statement of partnership of a general partnership; (3) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (4) the limited liability company agreement, operating agreement and the certificate of organization of a limited liability company, (5) the trust agreement and any documents that govern the formation of a trust; (6) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (7) any amendment to any of the foregoing.

“Parent” has the meaning set forth in the Recitals.

“Permitted Transferee” means any Corsair Entity.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

“Plan Asset Regulation” has the meaning set forth in Section 3.3(a) hereof.

“Stockholder” has the meaning set forth in the Preamble.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or any combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or any combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall (a) be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or (b) Control the managing member, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity.

“Total Number of Directors” means the total number of directors comprising the Board from time to time.

“Transfer” (including its correlative meanings, “Transferor,” “Transferee” and “Transferred”) shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

“VCOC Investor” has the meaning set forth in Section 3.3(a) hereof.

1.2 Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, (c) the words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified, and (d) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

ARTICLE II.
CORPORATE GOVERNANCE MATTERS

2.1 Election of Directors.

(a) The Stockholders and the Company agree that the Initial Board as of the consummation of the transactions contemplated by the Merger Agreement will consist of the following nine (9) individuals: Jeremy Schein; Gary Simanson; Shaler Alias; James Kirk; Bob A. Hartheimer; Maryann Goebel; William Jacobs; John Morris; and Peter J. Kight, or such replacement Directors as are designated pursuant to the Merger Agreement.

(b) The Corsair Designator shall have the right, but not the obligation, to designate, and the individuals nominated for election as Directors by or at the direction of the Board or a duly-authorized committee thereof shall include, (i) if the Corsair Entities collectively Beneficially Own 12% or more of the outstanding Common Stock as of the record date for such meeting, two Corsair Designees (as defined below), consisting of one Class I Director and one Class II Director, and (ii) if the Corsair Entities collectively Beneficially Own less than 12% of the outstanding Common Stock as of the record date for such meeting, one Corsair Designee (and in the event that no Corsair Designee is then serving as a Director, the Corsair Designator shall be entitled to elect whether the Corsair Designee shall be nominated as a Class I Director or a Class II Director).

(c) In addition to the Corsair Designees designated in accordance with Section 2.1(b), at such time as William Jacobs (or such replacement as designated pursuant to the Merger Agreement) shall cease serving as a Director, the Corsair Designator shall have the right, but not the obligation, to designate, and the individuals nominated for election as Directors by or at the direction of the Board or a duly-authorized committee thereof shall include, one Class III Director (the “New Neutral Director” and, either William Jacobs or the New Neutral Director, the “Neutral Director”); provided that, in the event that the Corsair Entities Beneficially Own less than [12]% of the outstanding Company Stock, the nominating and governance committee of the Company shall have the right to approve the New Neutral Director designated by the Corsair Designator.

(d) The rights of the Corsair Designator set forth in Section 2.1(b) and Section 2.1(c) hereof shall at all times be subject to the requirement that, in each case under applicable rules of the Nasdaq Stock Market or any other market upon which the shares of Common Stock are then listed, (i) each Corsair Designee and the New Neutral Director shall be eligible to serve as a Director, and (ii) all but one of the Corsair Designees and the Neutral Director shall qualify as independent directors.

(e) If at any time the Corsair Designator has designated fewer than the total number of individuals that the Corsair Designator is then entitled to designate pursuant to Section 2.1(a) or (c) hereof, the Corsair Designator shall have the right, at any time and from time to time, to designate such additional individuals which it is entitled to so designate, in which case, any individuals nominated by or at the direction of the Board or any duly-authorized committee thereof for election as Directors to fill any vacancy on the Board shall include such designees, and the Company shall use its best efforts to (x) effect the election of such additional designees, whether by increasing the size of the Board or otherwise, and (y) cause the election of such additional designees to fill any such newly-created vacancies or to fill any other existing vacancies. Jeremy Schein and James Kirk, for so long as they serve as Directors, and each such individual whom (i) the Corsair Designator shall actually designate pursuant to Section 2.1(b) and who is thereafter elected and qualifies to serve as a Director or (ii) is identified as a Company Sponsor Director in the Merger Agreement shall be referred to herein as a “Corsair Designee”.

(f) Directors are subject to removal pursuant to the applicable provisions of the Organizational Documents of the Company; provided, however, for as long as this Agreement remains in effect, subject to applicable Law, Corsair Designees and the Neutral Director may only be removed with the consent of the Corsair Designator.

(g) In the event that a vacancy is created at any time by death, retirement, removal, disqualification, resignation or other cause with respect to any Corsair Designee or the Neutral Director, any individual nominated by or at the direction of the Board or any duly-authorized committee thereof to fill such vacancy shall be, and the Company shall use its best efforts to cause such vacancy to be filled, as soon as possible by, a new designee of the Corsair Designator, and the Company shall take or cause to be taken, to the fullest extent permitted by law, at any time and from time to time, all actions necessary to accomplish the same.

(h) The Company shall, to the fullest extent permitted by law, include in the slate of nominees recommended by the Board at any meeting of stockholders called for the purpose of electing directors (or consent in lieu of meeting), the persons designated pursuant to this Section 2.1 and use its best efforts to cause the election of each such designee to the Board, including nominating each such individual to be elected as a Director as provided herein, recommending such individual’s election and soliciting proxies or consents in favor thereof. In the event that any Corsair Designee or the New Neutral Director shall fail to be elected to the Board at any meeting of stockholders called for the purpose of electing directors (or consent in lieu of meeting), the Company shall use its best efforts to cause such Corsair Designee (or a new designee of the Corsair Designator) or the New Neutral Director (or a new designee of the Corsair Designator) to be elected to the Board, as soon as possible, and the Company shall take or cause to be taken, to the fullest extent permitted by law, at any time and from time to time, all actions necessary to accomplish the same.

(i) In addition to any vote or consent of the Board or the stockholders of the Company required by applicable Law or the Organizational Documents of the Company, and notwithstanding anything to the contrary in this Agreement, for so long as this Agreement is in effect, any action by the Board to increase or decrease the Total Number of Directors (other than any increase in the Total Number of Directors in connection with the election of one or more Directors elected exclusively by the holders of one or more classes or series of the Company’s shares other than Common Stock) shall require the prior written consent of the Corsair Designator.

2.2 Compensation. Except to the extent the Corsair Designator may otherwise notify the Company, the Corsair Designees shall be entitled to compensation consistent with the compensation received by other non-employee Directors, including any fees and equity awards; provided, that at the election of a Corsair Designee, any Director compensation (whether cash and/or equity awards) shall be paid to a Corsair Entity or an Affiliate thereof specified by such Corsair Designee rather than to such Corsair Designee. If the Company adopts a policy that Directors own a minimum amount of equity in the Company, Corsair Designees shall not be subject to such policy. The Neutral Director shall be entitled to compensation consistent with the compensation received by other non-employee Directors, including any fees and equity awards.

2.3 Other Rights of Corsair Designees and the Neutral Director. Except as provided in Section 2.2, each Corsair Designee and the Neutral Director serving on the Board shall be entitled to the same rights and privileges applicable to all other members of the Board generally or to which all such members of the Board are entitled. In furtherance of the foregoing, the Company shall indemnify, exculpate, and reimburse fees and expenses of the Corsair Designees and the Neutral Director (including by entering into an indemnification agreement in a form substantially similar to the Company’s form director indemnification agreement) and provide the Corsair Designees and the Neutral Director with director and officer insurance to the same extent it indemnifies, exculpates, reimburses and provides insurance for the other members of the Board pursuant to the Organizational Documents of the Company, applicable law or otherwise.

ARTICLE III.
INFORMATION; VCOC

3.1 Books and Records; Access.  The Company shall, and shall cause its Subsidiaries to, keep proper books, records and accounts, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its Subsidiaries in accordance with generally accepted accounting principles. The Company shall, and shall cause its Subsidiaries to, (a) permit the Corsair Entities and their respective designated representatives (or other designees), at reasonable times and upon reasonable prior notice to the Company, to review the books and records of the Company or any of such Subsidiaries and to discuss the affairs, finances and condition of the Company or any of such Subsidiaries with the officers of the Company or any such Subsidiary and (b) provide the Corsair Entities all information of a type, at such times and in such manner as is consistent with the Company’s past practice or that is otherwise reasonably requested by such Corsair Entities from time to time (all such information so furnished pursuant to this Section 3.1, the “Information”). Subject to Section 3.5, any Corsair Entity (and any party receiving Information from a Corsair Entity) who shall receive Information shall maintain the confidentiality of such Information. Notwithstanding the foregoing, the Company shall not be required to disclose any privileged Information of the Company so long as the Company has used commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Corsair Entities without the loss of any such privilege.

3.2 Certain Reports.  The Company shall deliver or cause to be delivered to the Corsair Entities, at their request:

(a) to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries; and

(b) to the extent otherwise prepared by the Company, such other reports and information as may be reasonably requested by the Corsair Entities; provided, however, that the Company shall not be required to disclose any privileged information of the Company so long as the Company has used commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Corsair Entities without the loss of any such privilege.

3.3 VCOC.

(a) With respect to each Corsair Entity that is intended to qualify its direct or indirect investment in the Company as a “venture capital investment” as defined in the Department of Labor regulations codified at 29 CFR Section 2510.3-101 (the “Plan Asset Regulation”) (each, a “VCOC Investor”), for so long as the VCOC Investor, directly or through one or more subsidiaries, continues to Beneficially Own any Common Stock (or other securities of the Company into which such Common Stock may be converted or for which such Common Stock may be exchanged), without limitation or prejudice of any the rights provided to the Corsair Entities hereunder, the Company shall, with respect to each such VCOC Investor:

(i) provide each VCOC Investor or its designated representative with:

(A)	upon reasonable notice and at mutually convenient times, the right to visit and inspect any of the offices and properties of the Company and its Subsidiaries and inspect and copy the books and records of the Company and its Subsidiaries;

(B)	as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its Subsidiaries as of the end of such period, and consolidated statements of income and cash flows of the Company and its Subsidiaries for the period then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments;

(C)	as soon as available and in any event within 120 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such year, and consolidated statements of income and cash flows of the Company and its Subsidiaries for the year then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon of a firm of established national reputation;

(D)	to the extent the Company is required by law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act, actually prepared by the Company as soon as available; and

(E)	upon written request by the VCOC Investor, copies of all materials provided to the Board, subject to appropriate protections with respect to confidentiality and preservation of attorney-client privilege;

provided, that, in each case, if the Company makes the information described in clauses (B), (C) and (D) of this Section 3.3(a)(i) available through public filings on the EDGAR System or any successor or replacement system of the SEC, the requirement to deliver such information shall be deemed satisfied;

(ii) make appropriate officers and/or Directors of the Company available, and cause the officers and directors of its Subsidiaries to be made available, periodically and at such times as reasonably requested by each VCOC Investor, upon reasonable notice and at mutually convenient times, for consultation with such VCOC Investor or its designated representative with respect to matters relating to the business and affairs of the Company and its Subsidiaries;

(iii) to the extent that the VCOC Investor requests to receive such information and rights, and to the extent consistent with applicable Law or listing standards (and with respect to events which require public disclosure, only following the Company’s public disclosure thereof through applicable securities law filings or otherwise), inform each VCOC Investor or its designated representative in advance with respect to any significant corporate actions, and to provide (or cause to be provided) each VCOC Investor or its designated representative with the right to consult with the Company and its Subsidiaries with respect to such actions should the VCOC Investor elect to do so; provided, however, that this right to consult must be exercised within five days after the Company informs the VCOC Investor of the proposed corporate action; provided, further, that the Company shall be under no obligation to provide the VCOC Investor with any material non-public information with respect to such corporate action; and

(iv) provide each VCOC Investor or its designated representative with such other rights of consultation which the VCOC Investor’s counsel may determine in writing to be reasonably necessary under applicable legal authorities promulgated after the date hereof to qualify its investment in the Company as a “venture capital investment” for purposes of the Plan Asset Regulation; provided that the parties agree that any such rights of consultation shall be of a nature consistent with those granted above and nothing in this Agreement shall be deemed to require the Company to grant to the VCOC Investor any additional rights with respect to the governance or management of the Company.

(b) The Company agrees to consider, in good faith, the recommendations of each VCOC Investor or its designated representative in connection with the matters on which it is consulted as described above in this Section 3.3, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company.

(c) In the event a VCOC Investor or any of its Affiliates Transfers all or any portion of their investment in the Company to an Affiliated entity that is intended to qualify its investment in the Company as a “venture capital investment” (as defined in the Plan Asset Regulation), such Transferee shall be afforded the same rights with respect to the Company afforded to the VCOC Investor hereunder and shall be treated, for such purposes, as a third party beneficiary hereunder.

(d) In the event that the Company ceases to qualify as an “operating company” (as defined in the first sentence of 2510.3-101(c)(1) of the Plan Asset Regulation), or the investment in the Company by a VCOC Investor does not qualify as a “venture capital investment” as defined in the Plan Asset Regulation, then the Company and each Stockholder Entity will cooperate in good faith and take all reasonable actions necessary, subject to applicable Law, to preserve the VCOC status of each VCOC Investor or the qualification of the investment as a “venture capital investment,” it being understood that such reasonable actions shall not require a VCOC Investor to purchase or sell any investments.

(e) For so long as the VCOC Investor, directly or through one or more subsidiaries, continues to Beneficially Own any Common Stock (or other securities of the Company into which such Common Stock may be converted or for which such Common Stock may be exchanged) and upon the written request of such VCOC Investor, without limitation or prejudice of any the rights provided to the Stockholder Entities hereunder, the Company shall, with respect to each such VCOC Investor, furnish and deliver a letter covering the matters set forth in Sections 3.3(a), 3.3(b), 3.3(c) and 3.3(d) hereof in a form and substance satisfactory to such VCOC Investor.

(f) In the event a VCOC Investor is an Affiliate of a Corsair Entity, as described in Section 3.3(a) above, such affiliated entity shall be afforded the same rights with respect to the Company and afforded to the Corsair Entity under this Section 3.3 and shall be treated, for such purposes, as a third party beneficiary hereunder.

3.4 Confidentiality. Each Stockholder agrees that it will, and will direct its designated representatives to, keep confidential and not disclose any Confidential Information; provided, however, that such Stockholder and its designated representatives may disclose Confidential Information to the other Stockholders, to the Corsair Designees and the Neutral Director and to (a) their and their Affiliates’ respective attorneys, accountants, consultants, insurers, financing sources and other advisors in connection with such Stockholder’s investment in the Company, (b) any Person, including a prospective purchaser of Common Stock, as long as such Person has agreed, in writing, to customary confidentiality restrictions with respect to such Confidential Information, (c) any of such Stockholder’s or its respective Affiliates’ partners, members, stockholders, directors, officers, employees or agents who reasonably need to know such information in the ordinary course of business (the Persons referenced in clauses (a), (b) and (c), a Stockholder’s “designated representatives”) or (d) as the Company may otherwise consent in writing; provided, further, however, that (i) each designated representative be under an obligation of confidentiality to either the Company or such Stockholder with respect to such Confidential Information and (ii) each Stockholder agrees to be responsible for any breaches of this Section 3.4 by such Stockholder’s designated representatives.

3.5 Information Sharing. Each party hereto acknowledges and agrees that Corsair Designees and the Neutral Director may share any information concerning the Company and its Subsidiaries received by them from or on behalf of the Company or its designated representatives with each Stockholder and its designated representatives (subject to such Stockholder’s obligation to maintain the confidentiality of Confidential Information in accordance with Section 3.4).

ARTICLE IV.
ADDITIONAL COVENANTS

4.1 Pledges.  Upon the request of any Corsair Entity that wishes to pledge, hypothecate or grant security interests in any or all of the Common Stock held by it, including to banks or financial institutions as collateral or security for loans, advances or extensions of credit, the Company agrees to reasonably cooperate with each such Corsair Entity in taking any action reasonably necessary to consummate any such pledge, hypothecation or grant, including without limitation, delivery of letter agreements to lenders in form and substance reasonably satisfactory to such lenders (which may include agreements by the Company in respect of the exercise of remedies by such lenders) and instructing the transfer agent to transfer any such Common Stock subject to the pledge, hypothecation or grant into the facilities of The Depository Trust Company without restricted legends; provided, in each case, that such Corsair Entity is not otherwise restricted from pledging, hypothecating or granting a security interest in such Common Stock under the terms of the Company Sponsor Support Agreement (as defined in the Merger Agreement) or any other agreement with the Company or applicable securities Laws.

4.2 Spin-Offs or Split-Offs. In the event that the Company effects the separation of any portion of its business into one or more entities (each, a “NewCo”), whether existing or newly formed, including without limitation by way of spin-off, split-off, carve-out, demerger, recapitalization, reorganization or similar transaction, and any Stockholder will receive equity interests in any such NewCo as part of such separation, the Company shall cause any such NewCo to enter into a Stockholders agreement with the Stockholders that provides the Corsair Entities with rights vis-á-vis such NewCo that are substantially identical to those set forth in this Agreement.

ARTICLE V.
GENERAL PROVISIONS

5.1 Termination.  Except for Section 3.3 hereof, this Agreement shall terminate on the earlier to occur of (i) such time as the Corsair Entities collectively Beneficially Own less than 5% of the outstanding Common Stock and (ii) the delivery of a written notice by the Corsair Designator to the Company requesting that this Agreement terminate. The VCOC Investors shall advise the Company when they collectively first cease to Beneficially Own any Common Stock (or other securities of the Company into which such Common Stock may be converted or for which such Common Stock may be exchanged), whereupon Section 3.3 hereof shall terminate.

5.2 Notices.  Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing and shall be either personally delivered, sent by facsimile or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the Company’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices and other such documents will be deemed to have been given or made hereunder when delivered personally or sent by facsimile (receipt confirmed) and one (1) Business Day after deposit with a reputable overnight courier service.

The Company’s address is:

Repay Holdings Corporation

3 West Paces Ferry Road, Suite 200

Atlanta, Georgia 30305

Attention: John A. Morris, CEO

Phone: (404) 504-7474

Email: jmorris@repayonline.com

The Stockholder’s address is:

Corsair Capital LLC

717 Fifth Avenue, 24th Floor

New York, New York 10022

Attention: Jeremy Schein

                    James Kirk

Phone: (212) 224-9400

Email: schein@corsair-capital.com

            kirk@corsair-capital.com

5.3 Amendment; Waiver.  This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Company and the other parties hereto. Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

5.4 Further Assurances.  The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof. To the fullest extent permitted by law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, any Stockholder or any Corsair Entity being deprived of the rights contemplated by this Agreement.

5.5 Assignment.  This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void; provided, however, that, without the prior written consent of any other party hereto, a Stockholder may assign this Agreement to a Permitted Transferee that becomes a party hereto. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.

5.6 Third Parties.  Except as provided for in Article II, Article III and Article IV with respect to any Corsair Entity, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

5.7 Governing Law.  THIS AGREEMENT AND ITS ENFORCEMENT AND ANY CONTROVERSY ARISING OUT OF OR RELATING TO THE MAKING OR PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

5.8 Jurisdiction; Waiver of Jury Trial.  Each party hereto hereby (i) agrees that any action, directly or indirectly, arising out of, under or relating to this Agreement shall exclusively be brought in and shall exclusively be heard and determined by either the Supreme Court of the State of New York sitting in Manhattan or the United States District Court for the Southern District of New York, and (ii) solely in connection with the action(s) contemplated by subsection (i) hereof, (A) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts identified in subsection (i) hereof, (B) irrevocably and unconditionally waives any objection to the laying of venue in any of the courts identified in clause (i) of this Section 5.8, (C) irrevocably and unconditionally waives and agrees not to plead or claim that any of the courts identified in such clause (i) is an inconvenient forum or does not have personal jurisdiction over any party hereto, and (D) agrees that mailing of process or other papers in connection with any such action in the manner provided herein or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any claim or action directly or indirectly arising out of, under or in connection with this Agreement or the services contemplated hereby.

5.9 Specific Performance.  Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of a bond.

5.10 Entire Agreement.  This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter. Notwithstanding the foregoing, nothing herein shall affect the rights and obligations of the Company or any Stockholder or Corsair Entity under any other agreements with respect to confidentiality and non-use of information, which the parties express agree shall not be superseded by the terms of this Agreement.

5.11 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law, and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

5.12 Table of Contents, Headings and Captions.  The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

5.13 Counterparts.  This Agreement and any amendment hereto may be signed in any number of separate counterparts (including by facsimile, pdf or other electronic document transmission), each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

5.14 No Recourse.  This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the subject matter hereof may only be made against, the parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto or any past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

COMPANY

Repay Holdings Corporation,
a Delaware corporation

By:
Name:
Title:

[Signature Page to Company Sponsor Stockholders Agreement]

STOCKHOLDER

CC Payment Holdings, L.L.C.

By:
Name:
Title:

[Signature Page to Company Sponsor Stockholders Agreement]